CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information, each dated March 1, 2022, and each included in this Post-Effective Amendment No. 56 to the Registration Statement (Form N-1A, File No. 33-58282) of BNY Mellon Worldwide Growth Fund, Inc. (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 23, 2021, with respect to the financial statements and financial highlights of BNY Mellon Worldwide Growth Fund, Inc., the sole fund constituting BNY Mellon Worldwide Growth Fund, Inc., included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2021, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

New York, New York

February 23, 2022